Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement, dated February 6, 2006, is between Glenborough Realty Trust Incorporated (the “Company”) and G. Lee Burns (“Executive”).

I. POSITION AND RESPONSIBILITIES

A. Position. Executive shall continue in the employment of the Company, to render services to the Company in the position of Vice President and General Counsel. Executive shall perform such duties and responsibilities as are normally related to such position in accordance with the standards of the industry and any additional duties now or hereafter assigned to Executive by the Company. Executive shall abide by the rules, regulations, and practices as adopted or modified from time to time in the Company’s sole discretion.

B. Other Activities. Except upon the prior written consent of the Company, Executive will not, during the term of this Agreement, (i) pursue any other employment, or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that might interfere with Executive’s duties and responsibilities hereunder or create a conflict of interest with the Company.

C. No Conflict. Executive represents and warrants that Executive’s execution of this Agreement, Executive’s employment with the Company, and the performance of Executive’s proposed duties under this Agreement shall not violate any obligations Executive may have to any other employer, person or entity, including any obligations with respect to proprietary or confidential information of any other person or entity.

II. COMPENSATION AND BENEFITS

A. Base Salary. In consideration of the services to be rendered under this Agreement, the Company shall pay Executive a salary at the rate of Two Hundred Ten Thousand Dollars ($210,000.00) per year (“Base Salary”). The Base Salary shall be paid in accordance with the Company’s regularly established payroll practice. Executive’s Base Salary will be reviewed from time to time in accordance with the established procedures of the Company for adjusting salaries for similarly situated employees and may be adjusted in the sole discretion of the Company.

B. Bonus. Executive shall be eligible for an annual bonus equal to seventy five percent (75%) of Executive’s Base Salary, subject to Executive’s attainment of individual performance standards established in writing by the Board of Directors and subject to the Company meeting corporate performance standards as established by the Compensation Committee of the Board of Directors (“Bonus”). The Compensation Committee of the Board of Directors shall have sole discretion to establish corporate and individual performance standards and for certifying their attainment. Any Bonus awarded to Executive pursuant to this provision shall be paid to Executive in the calendar year following the calendar year in which such Bonus is earned.

C. Stock Grants and Options. Subject to Executive’s performance and the approval of the Compensation Committee of the Board of Directors, Executive shall be eligible to receive stock grants and/or stock options and to participate in other bonus programs as established by the Company and as directed by the Board.

D. Benefits. Executive shall be eligible to participate in the benefits made generally available by the Company to similarly-situated executive-level employees, in accordance with the benefit plans established by the Company, and as may be amended from time to time in the Company’s sole discretion.

E. Expenses. The Company shall reimburse Executive for reasonable business expenses incurred in the performance of Executive’s duties hereunder in accordance with the Company’s expense reimbursement guidelines.

III. AT-WILL EMPLOYMENT; TERMINATION BY COMPANY

A. At-Will Termination by Company. The employment of Executive shall be “at-will” at all times. The Company may terminate Executive’s employment with the Company at any time, without any advance notice, for any reason or no reason at all, notwithstanding anything to the contrary contained in or arising from any statements, policies or practices of the Company relating to the employment, discipline or termination of its employees. Upon and after such termination, all obligations of the Company under this Agreement shall cease, except as specifically provided herein.

B. Severance. Except in situations where the employment of Executive is terminated For Cause, By Death, By Disability, or within one (1) year of a Change of Control (as defined in Section IV(E) below), in the event that the Company terminates the employment of Executive at any time, Executive will be eligible to receive an amount equal to twelve (12) months of the then-current Base Salary of the Executive, payable in the form of salary continuation in accordance with the Company’s regularly-established payroll practices; provided, however, that the Company shall have the authority to delay the payment of any such amount payable under this Section III(B) to the extent it deems necessary or appropriate to comply with Section 409A(a)(2)(B)(i) of the Code (relating to payments made to certain “key employees” of certain publicly-traded companies) and in such event, any such amounts to which Executive would otherwise be entitled during the six (6) month period immediately following Executive’s separation from service will be paid on the first business day following the expiration of such six (6) month period.

C. Executive’s eligibility for severance under this Section III(B) is conditioned on Executive’s having first signed a release agreement in the form attached as Exhibit A. Executive shall not be entitled to any severance payments under this Section III(B) if Executive’s employment is terminated For Cause, By Death or By Disability (as defined in Section IV below) or if Executive’s employment is terminated by Executive (in accordance with Section V below). In the event Executive is eligible for Change of Control severance benefits as set forth in Section IV(D) or Section V(B) below, Executive shall be ineligible for the severance benefit described in this Section III(B).

IV. OTHER TERMINATIONS BY COMPANY

A. Termination for Cause. For purposes of this Agreement, “For Cause” shall mean: (i) Executive commits a crime involving dishonesty, breach of trust, or physical harm to any person; (ii) Executive willfully engages in conduct that is in bad faith and materially injurious to the Company, including but not limited to, misappropriation of trade secrets, fraud or embezzlement; (iii) Executive commits a material breach of this Agreement, which breach is not cured within twenty days after written notice to Executive from the Company; (iv) Executive willfully refuses to implement or follow a lawful policy or directive of the Company, which breach is not cured within twenty days after written notice to Executive from the Company; or (v) Executive engages in misfeasance or malfeasance demonstrated by a pattern of failure to perform job duties diligently and professionally. The Company may terminate Executive’s employment For Cause at any time, without any advance notice. The Company shall pay to Executive all compensation to which Executive is entitled up through the date of termination, subject to any other rights or remedies of Employer under law; and thereafter all obligations of the Company under this Agreement shall cease.

B. By Death. Executive’s employment shall terminate automatically upon Executive’s death. The Company shall pay to Executive’s beneficiaries or estate, as appropriate, any compensation then due and owing. Thereafter all obligations of the Company under this Agreement shall cease. Nothing in this Section shall affect any entitlement of Executive’s heirs or devisees to the benefits of any life insurance plan or other applicable benefits.

C. By Disability. If Executive becomes eligible for the Company’s long term disability benefits or if, in the sole opinion of the Company, Executive is unable to carry out the responsibilities and functions of the position held by Executive by reason of any physical or mental impairment for more than ninety (90) consecutive days or more than one hundred and twenty (120) days in any twelve (12) month period, then, to the extent permitted by law, the Company may terminate Executive’s employment. The Company shall pay to Executive all compensation to which Executive is entitled under this Agreement up through the date of termination, and thereafter all obligations of the Company under this Agreement shall cease. Nothing in this Section shall affect Executive’s rights under any disability plan in which Executive is a participant.

D. Termination Following Change of Control. In the event that the Company terminates Executive’s employment without Cause within one (1) year following a Change of Control (as defined below), the Company shall pay to the Executive, in a lump sum, not less than thirty-one (31) days nor more than sixty (60) days following the date of the such termination, an amount equal to two hundred and ninety-nine percent (299%) of the Executive’s Base Amount; provided, however, that the Company shall have the authority to delay the payment of any such amount payable under this Section IV(D) to the extent it deems necessary or appropriate to comply with Section 409A(a)(2)(B)(i) of the Code (relating to payments made to certain “key employees” of certain publicly-traded companies) and in such event, any such amount to which Executive would otherwise be entitled during the six (6) month period immediately following Executive’s separation from service will be paid on the first business day following the expiration of such six (6) month period. For purposes of Section IV(D) and V(B), “Base Amount” shall mean Executive’s average annual compensation as reported on IRS Form W-2 (excluding any compensation attributable to the granting, vesting or exercise of stock options or stock grants) for each of the five (5) taxable years preceding the Executive’s termination or, if shorter, the portion of the five (5) taxable years preceding Executive’s termination during which he or she performed personal services for the Company or a related entity. Any other provisions of this Agreement or of the Company’s incentive bonus plan notwithstanding, after the amount described in this Section IV(D) has been paid to the Executive, the Executive shall have no further interest in such plan.

Executive’s eligibility for severance under this Section IV(D) is conditioned on Executive’s having first signed a release agreement in the form attached as Exhibit A. Executive shall not be entitled to any severance payments under this Section IV (D) if Executive’s employment is terminated For Cause, By Death or By Disability (as defined in Section IV above) or if Executive’s employment is voluntarily terminated by Executive for any reason. In the event that the Company terminates Executive’s employment without Cause and such termination does not occur within one (1) year following a Change of Control, the Executive will be eligible to receive the benefits described in Section III(B) above.

E. “Change of Control.” For all purposes under this Agreement, “Change of Control” shall mean a change in ownership or control of the Company effected through any of the following transactions:

1. The direct or indirect acquisition by any person or related group of persons (other than an acquisition from or by the Company or by a Company-sponsored employee benefit plan or by a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than twenty percent (20%) of the total combined voting power of the Company’s outstanding securities,

2. The sale, transfer or other disposition of all or substantially all of the assets of the Company (including the capital stock of the Company’s subsidiary corporations), regardless of whether such sale, transfer or other disposition occurs in connection with the complete liquidation or dissolution of the Company;

3. A merger or consolidation approved by the Company’s stock-holders in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Company is incorporated;

4. The sale, transfer or other disposition of all or substantially all of the assets of the Company (including the capital stock of the Company’s subsidiary corporations) in connection with the complete liquidation or dissolution of the Company approved by the Company’s stock-holders; or

5. any reverse merger approved by the Company’s stock-holders in which the Company is the surviving entity but in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger.

V. TERMINATION BY EXECUTIVE

A. At-Will Termination by Executive. Executive may terminate employment with the Company at any time for any reason or no reason at all, upon four (4) weeks’ advance written notice. During such notice period Executive shall continue to diligently perform all of Executive’s duties hereunder. The Company shall have the option, in its sole discretion, to make Executive’s termination effective at any time prior to the end of such notice period as long as the Company pays Executive all compensation to which Executive is entitled under the Agreement up through the last day of the four (4) week notice period. Thereafter all obligations of the Company shall cease.

B. Termination for Good Reason After Change of Control. Executive’s termination shall be for “Good Reason” if Executive provides written notice to the Company of the Good Reason within six months following the event constituting Good Reason and provides the Company with a period of twenty (20) days to cure the Good Reason and the Company fails to cure the Good Reason within that period. For purposes of this Agreement, “Good Reason” shall mean any of the following events if (i) the event is effected by the Company without the consent of Executive and (ii) such event occurs within one (1) year after a Change of Control (as defined above): (A) a change in Executive’s position with Employer which materially reduces Executive’s level of responsibility; (B) a reduction in Executive’s Base Salary, except for reductions that are comparable to reductions generally applicable to similarly situated executives of the Company; or (C) a relocation of Executive’s principal place of employment by more than twenty (20) miles (which shall include all of San Francisco’s city limits). In such event Executive may terminate his employment for Good Reason, in which case Executive will be eligible to receive an amount equal to two hundred and ninety-nine percent (299%) of the combined total of Executive’s Base Amount, payable in the form of salary continuation in accordance with the Company’s regularly established payroll practices; provided, however, that the Company shall have the authority to delay the payment of any severance benefits payable under this Section V(B) to the extent it deems necessary or appropriate to comply with Section 409A(a)(2)(B)(i) of the Code (relating to payments made to certain “key employees” of certain publicly-traded companies) and in such event, any such amount to which Executive would otherwise be entitled during the six (6) month period immediately following Executive’s separation from service will be paid on the first business day following the expiration of such six (6) month period. Executive’s eligibility for severance is conditioned on Executive having first signed a release agreement in the form attached as Exhibit A. Thereafter all obligations of the Company or its successor under this Agreement shall cease.

VI. TERMINATION OBLIGATIONS

A. Return of Property. Executive agrees that all property (including without limitation all equipment, tangible proprietary information, documents, records, notes, contracts and computer-generated materials) furnished to or created or prepared by Executive incident to Executive’s employment belongs to the Company and shall be promptly returned to the Company upon termination of Executive’s employment.

B. Resignation and Cooperation. Upon termination of Executive’s employment, Executive shall be deemed to have resigned from all offices and directorships then held with the

Company. Following any termination of employment, Executive shall cooperate with the Company in the winding up of pending work on behalf of the Company and the orderly transfer of work to other employees. Executive shall also cooperate with the Company in the defense of any action brought by any third party against the Company that relates to Executive’s employment by the Company.

VII. SECTION 280G PAYMENTS

A. Effect of Section 280G. In the event that any payment or benefit (within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”)) to Executive or for Executive’s benefit, paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, Executive’s employment with the Company or a Change of Control (a “Payment” or “Payments”), would be subject to the excise tax imposed by Code Section 4999, or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then Executive will be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any interest or penalties (other than interest and penalties imposed by reason of Executive’s failure to file timely a tax return or pay taxes shown due on Executive’s return) and excluding any taxes or interest imposed by Code Section 409A(1)(B)) imposed with respect to such taxes and the Excise Tax), including any Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

B. Determination by Accountant. An initial determination as to whether a Gross-Up Payment is required pursuant to this Agreement and the amount of such Gross-Up Payment shall be made by the Company. The Company shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation, to Executive within fifteen (15) days of the Termination Date, if applicable, or such other time as requested by Executive (provided Executive reasonably believes that any of the Payments may be subject to the Excise Tax). If requested by Executive, the Company shall furnish Executive, at the Company’s expense, with an opinion reasonably acceptable to Executive from the Company’s accounting firm (or an accounting firm of equivalent stature reasonably acceptable to Executive) that there is a reasonable basis for the Determination. Any Gross-Up Payment determined pursuant to this Section VII shall be paid by the Company to Executive within thirty (30) days of receipt of the Determination.

C. Adjustment of Payment. As a result of the uncertainty in the application of Sections 4999 and 280G of the Code, it is possible that the Payments to be made to, or provided for the benefit of, Executive will be either greater (an “Excess Payment”) or less (an “Underpayment”) than the amounts provided for by the limitations contained in Section VII. In the case of an Underpayment, the Company promptly shall pay, or cause to be paid, the amount of such Underpayment to or for the benefit of Executive. In the case of an Excess Payment, Executive shall, at the direction and expense of the Company, take such steps as are reasonably necessary (including the filing of returns and claims for refund), follow reasonable instructions from, and procedures established by, the Company, and otherwise reasonably cooperate with the Company to correct such Excess Payment; provided, however, that (1) Executive shall not in any event be obligated to return to the Company an amount greater than the net after-tax portion of the Excess Payment that Executive has retained or recovered as a refund from the applicable taxing authorities and (2) this provision shall be interpreted in a manner consistent with the intent of Section VII(A), which is to make Executive whole, on an after-tax basis, from the application of the Excise Tax, it being understood that the correction of an Excess Payment may result in Executive’s repaying to the Company an amount that is less than the Excess Payment.

VIII. PROPRIETARY INFORMATION; PROHIBITION ON THIRD PARTY INFORMATION

A. Proprietary Information Agreement. Executive agrees to sign and be bound by the terms of the Company’s Proprietary Information and Inventions Agreement.

B. Non-Solicitation. Executive acknowledges that because of Executive’s position in the Company, Executive will have access to material intellectual property and confidential information. During the term of Executive’s employment and for one year thereafter, in addition to Executive’s other obligations hereunder or under the Proprietary Information Agreement, Executive shall not, for Executive or any third party, directly or indirectly (a) divert or attempt to divert from the Company any business of any kind, including without limitation the solicitation of or interference with any of its customers, clients, members, business partners or suppliers, or (b) solicit or otherwise induce any person employed by the Company to terminate his employment.

C. Non-Disclosure of Third Party Information. Executive represents and warrants and covenants that Executive shall not disclose to the Company, or use, or induce the Company to use, any proprietary information or trade secrets of others at any time, including but not limited to any proprietary information or trade secrets of any former employer, if any; and Executive acknowledges and agrees that any violation of this provision shall be grounds for Executive’s immediate termination and could subject Executive to substantial civil liabilities and criminal penalties. Executive further specifically and expressly acknowledges that no officer or other employee or representative of the Company has requested or instructed Executive to disclose or use any such third party proprietary information or trade secrets.

IX. ARBITRATION

Executive agrees to sign and be bound by the terms of the Company’s Arbitration Agreement.

X. AMENDMENTS; WAIVERS; REMEDIES

Subject to Section XV below, this Agreement may not be amended or waived except by a writing signed by Executive and by a duly authorized representative of the Company other than Executive. Failure to exercise any right under this Agreement shall not constitute a waiver of such right. Any waiver of any breach of this Agreement shall not operate as a waiver of any subsequent breaches. All rights or remedies specified for a party herein shall be cumulative and in addition to all other rights and remedies of the party hereunder or under applicable law.

XI. ASSIGNMENT; BINDING EFFECT

A. Assignment. The performance of Executive is personal hereunder, and Executive agrees that Executive shall have no right to assign and shall not assign or purport to assign any rights or obligations under this Agreement. This Agreement may be assigned or transferred by the Company; and nothing in this Agreement shall prevent the consolidation, merger or sale of the Company or a sale of any or all or substantially all of its assets.

B. Binding Effect. Subject to the foregoing restriction on assignment by Executive, this Agreement shall inure to the benefit of and be binding upon each of the parties; the affiliates, officers, directors, agents, successors and assigns of the Company; and the heirs, devisees, spouses, legal representatives and successors of Executive.

XII. NOTICES

All notices or other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered: (a) by hand; (b) by a nationally recognized overnight courier service; or (c) by United States first class registered or certified mail, return receipt requested, to the principal address of the other party, as set forth below. The date of notice shall be deemed to be the earlier of (i) actual receipt of notice by any permitted means, or (ii) five business days following dispatch by overnight delivery service or the United States Mail. Executive shall be obligated to notify the Company in writing of any change in Executive’s address. Notice of change of address shall be effective only when done in accordance with this paragraph.

Company’s Notice Address: Glenborough Realty Trust 400 South El Camino Real San Mateo, California 94402-1708 Attn: Andrew Batinovich, President	Executive’s Notice Address: Glenborough Realty Trust 400 South El Camino Real San Mateo, California 94402-1708 Attn: G. Lee Burns

XIII. SEVERABILITY

If any provision of this Agreement shall be held by a court or arbitrator to be invalid, unenforceable, or void, such provision shall be enforced to the fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect. In the event that the time period or scope of any provision is declared by a court or arbitrator of competent jurisdiction to exceed the maximum time period or scope that such court or arbitrator deems enforceable, then such court or arbitrator shall reduce the time period or scope to the maximum time period or scope permitted by law.

XIV. TAXES

All amounts paid under this Agreement (including without limitation Base Salary and severance) shall be paid less all applicable state and federal tax withholdings and any other withholdings required by any applicable jurisdiction.

XV. DEFERRED COMPENSATION LIMITATIONS

Notwithstanding any other provision of this Agreement whatsoever, the Company, in its sole discretion and without Executive’s consent, may amend or modify this Agreement in any manner to provide for the application and effects of Section 409A of the Code (relating to deferred compensation arrangements) and any related regulatory or administrative guidance issued by the Internal Revenue Service. The Company shall have the authority to delay the payment of any benefits payable under this Agreement to the extent it deems necessary or appropriate to comply with Section 409A(a)(2)(B)(i) of the Code (relating to payments made to certain “key employees” of certain publicly-traded companies) and in such event, any such amount to which Executive would otherwise be entitled during the six (6) month period immediately following Executive’s separation from service will be paid on the first business day following the expiration of such six (6) month period.

XVI. GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of California.

XVII. INTERPRETATION

This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. Sections and section headings contained in this Agreement are for reference purposes only, and shall not affect in any manner the meaning or interpretation of this Agreement. Whenever the context requires, references to the singular shall include the plural and the plural the singular.

XVIII. OBLIGATIONS SURVIVE TERMINATION OF EMPLOYMENT

Executive agrees that any and all of Executive’s obligations under this agreement, including but not limited to Exhibits B and C, shall survive the termination of employment and the termination of this Agreement.

XIX. COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement, but all of which together shall constitute one and the same instrument.

XX. AUTHORITY

Each party represents and warrants that such party has the right, power and authority to enter into and execute this Agreement and to perform and discharge all of the obligations hereunder; and that this Agreement constitutes the valid and legally binding agreement and obligation of such party and is enforceable in accordance with its terms.

XXI. ENTIRE AGREEMENT

This Agreement is intended to be the final, complete, and exclusive statement of the terms of Executive’s employment by the Company and may not be contradicted by evidence of any prior or contemporaneous statements or agreements, except for agreements specifically referenced herein (including the Proprietary Information and Inventions Agreement, the Arbitration Agreement, and the Stock Grant Agreement). To the extent that the practices, policies or procedures of the Company, now or in the future, apply to Executive and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control. Any subsequent change in Executive’s duties, position, or compensation will not affect the validity or scope of this Agreement.

XXII. EXECUTIVE ACKNOWLEDGEMENT

EXECUTIVE ACKNOWLEDGES EXECUTIVE HAS HAD THE OPPORTUNITY TO CONSULT LEGAL COUNSEL CONCERNING THIS AGREEMENT, THAT EXECUTIVE HAS READ AND UNDERSTANDS THE AGREEMENT, THAT EXECUTIVE IS FULLY AWARE OF ITS LEGAL EFFECT, AND THAT EXECUTIVE HAS ENTERED INTO IT FREELY BASED ON EXECUTIVE’S OWN JUDGMENT AND NOT ON ANY REPRESENTATIONS OR PROMISES OTHER THAN THOSE CONTAINED IN THIS AGREEMENT.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

GLENBOROUGH REALTY TRUST INCORPORATED:	[EXECUTIVE]:

/s/ Andrew Batinovich	/s/ G. Lee Burns
Andrew Batinovich	G. Lee Burns
President & Chief Executive Officer

Signature Page for

Executive Employment Agreement

EXHIBIT A

GENERAL RELEASE

G. Lee Burns (“You”) and Glenborough Realty Trust Incorporated have agreed on the following:

Effective             , your employment at Glenborough Realty Trust (the “Company”) shall be terminated. Within fourteen days after you sign this Agreement, you will begin to receive the severance payments provided in Section              of your Executive Employment Agreement. These payments shall be made in accordance with the terms and conditions of the Executive Employment Agreement.

In return for these benefits, you completely release any and all claims you may now have or have ever had against the Company, its affiliated, related, parent or subsidiary corporations, and its present and former directors, officers, and employees, and agree not to file, cause to be filed, or otherwise pursue any such claims. For purposes of this General Release, the term “claims” includes, but is not limited to, any and all: claims for compensation, bonuses, severance pay, or stock options; claims arising from your employment including, but not limited to, claims arising under the Title VII of the Civil Rights Act of 1964, the California Fair Employment and Housing Act, the Age Discrimination in Employment Act, the Worker Adjustment and Retraining Notification Act, or any other claims for violation of any federal, state, county or municipal statute, regulation or ordinance; and any and all claims for attorneys’ fees and costs. The parties agree that any and all disputes arising out of the terms of this Agreement or their interpretation, any of the matters herein being released, or any other dispute between the parties, shall be resolved in accordance with the Arbitration Agreement executed by the parties.

You agree that you are waiving and releasing any rights or claims you may have under the Age Discrimination in Employment Act (the “ADEA Claims”) and that this waiver and release is knowing and voluntary. You further agree by this writing that: (a) you are waiving rights or claims for age discrimination under the ADEA in exchange for the payments described in your Executive Employment Agreement, which are in addition to anything of value to which you are otherwise entitled; (b) you have been given an opportunity to consider fully the terms of this Agreement for twenty-one (21) days, although you are not required to wait twenty-one (21) days before signing this Agreement; (c) you have been advised to consult with an attorney of your choosing before signing this Agreement; (d) you understand that you have seven (7) days in which to revoke your release of ADEA Claims, and this Agreement shall not become effective or enforceable as to any party until the date upon which the revocation period has expired.

You agree that this release specifically covers known and unknown claims, which you the creditor does not know or suspect to exist in your favor at the time of executing the release, which if known by you must have materially affected your decision to enter into this Release.

You acknowledge that the payment and benefits described above exceed the amount to which you otherwise are entitled under the Company’s policies and practices. You also agree that this Agreement is confidential and you will not discuss it, or any of its terms, with anyone

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without the Company’s prior consent. You further acknowledge that this Agreement represents the entire agreement and understanding between the parties, supersedes and replaces any and all prior agreements and understandings between them, and shall not be modified in any way except in writing executed by the party or parties to be bound thereby. If any term or portion of this Agreement is found to be unenforceable under applicable law, such finding shall not invalidate the whole Agreement; rather, such term or portion shall be enforced (by blue-penciling or otherwise) to the greatest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect. You also acknowledge that this Agreement is binding on you and your heirs, successors, and assigns and inures to the benefit of the Company and its successors and assigns.

You have the right to consult an attorney and have been advised that you may have 21 days to consider this Agreement. (You, of course, do not have to wait 21 days to sign this Agreement). You have also been advised that you may revoke this Agreement within 7 days after you sign it, and that this agreement shall not become effective or enforceable until the revocation period has expired. If you elect to revoke this Agreement, you will do so via written letter sent certified mail to Andrew Batinovich at Glenborough Realty Trust, 400 South El Camino Real, San Mateo, California 94402-1708.

Finally, you acknowledge that you have been afforded every opportunity to and have read this Agreement, are fully aware of its contents and legal effect, and have chosen to enter into this Agreement freely, without coercion, and based on your own judgment.

G. Lee Burns	Andrew Batinovich President & Chief Executive Officer Glenborough Realty Trust Incorporated

Date	Date

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